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                                                                  EXHIBIT 3.1(a)

                 MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH
                          BUREAU OF COMMERCIAL SERVICES

Date Received             (FOR BUREAU USE ONLY)

                This document is effective on the date
                filed, unless a subsequent effective
                date within 90 days after received date
                is stated in the document.

Name Marcia K. Patrick, Seyburn, Kahn, Ginn, Bess & Serlin, P.C.

Address 2000 Town Center, Ste. 1500

City  Southfield     State   MI    Zip Code   48075-1195
                                                           EFFECTIVE DATE:

       DOCUMENT WILL BE RETURNED TO THE NAME AND ADDRESS YOU ENTER ABOVE.
         IF LEFT BLANK DOCUMENT WILL BE MAILED TO THE REGISTERED OFFICE.

                        RESTATED ARTICLES OF ORGANIZATION
                 FOR USE BY DOMESTIC LIMITED LIABILITY COMPANIES
            (Please read information and instructions on last page)

     Pursuant to the provisions of Act 23, Public Acts of 1993, the undersigned limited liability company executes the following Restated Articles:

1. The name of the limited liability company is: TABB Realty, LLC

2. The identification number assigned by the Bureau is: B30696

3. All former names of the limited liability company are:

                     Young Real Estate Holding, Co., L.L.C.

4. The date of filing the original Articles of Organization was: December 11,
1998

     The following Restated Articles of Organization supersede the Articles of Organization, as amended, and shall be the Articles of Organization for the limited liability company.

ARTICLE I

The name of the limited liability company is: TABB Realty, LLC

ARTICLE II

See attached rider.
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ARTICLE III

The duration of the limited liability company if other than perpetual is:
Perpetual

ARTICLE IV

1. The street address of the registered office is:

41605 Ann Arbor Road                Plymouth, Michigan                   48170
  (Street Address)                        (City)                      (ZIP Code)

2. The mailing address of the registered office if different than above:

      P. O. Box 2500C                   Plymouth, Michigan               48170
(Street Address or P.O. Box)                 (City)                   (ZIP Code)

3. The name of the resident agent is: William C. Young

ARTICLE V (ADDITIONAL PROVISIONS, IF ANY, MAY BE INSERTED HERE; ATTACH ADDITIONAL PAGES IF NEEDED.)

     Article V - see attached rider.

     Article VI - see attached rider.

     Article VII - see attached rider.

     Article VIII - see attached rider.

     Article IX - see attached rider.

Complete section (a) if the Restated Articles only restate and integrate the Articles of Organization, otherwise, complete section (b). DO NOT COMPLETE BOTH. (Check one)

[ ]  (a)  These Restated Articles of Organization only restate and integrate the
          Articles of Organization.

[X] (b) These Restated Articles amend the Articles of Organization and were approved on the __ day of September, 2005 in accordance with Section 604 of the Act: (check one)

     [X]  by unanimous vote of all of the members entitled to vote.

     [ ] by a majority in interest if an operating agreement authorizes amendment of the Articles of Organization by majority vote.

This document is hereby signed as required by Section 103 of the Act.

Signed this 8th day of September, 2005


By /s/ Michael J. Plotzke
   ----------------------------------
    (Signature of Member, Manager, or
            Authorized Agent)

   Michael J. Plotzke, Vice President, Plastipak Holdings, Inc. as sole member
                        (Type or Print Name and Capacity)
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Preparer's Name Marguerite M. Donahue

Business Telephone Number (248) 351-3567

                          INFORMATION AND INSTRUCTIONS

1. This form may be used to draft your Restated Articles of Organization. A document required or permitted to be filed under the act cannot be filed unless it contains the minimum information required by the act. The format provided contains only the minimal information required to make the document fileable and may not meet your needs. This is a legal document and agency staff cannot provide legal advice.

2. Submit one original of this document. Upon filing, the document will be added to the records of the Bureau of Commercial Services. The original will be returned to your registered office address, unless you enter a different address in the box on the front of this document.

     Since this document will be maintained on electronic format, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

3. This document is to be used pursuant to section 604 of Act 23, P.A. 1993, for the purpose of restating the Articles of Organization of a domestic limited liability company. Restated Articles of Organization are an integration into a single instrument of the current provisions of the limited liability company's Articles of Organization along with any desired amendments to those Articles.

4. Restated Articles of Organization which do not amend the Articles of Organization may be adopted by the managers without a vote of the members. Restated Articles of Organization which amend the Articles of Organization require approval by the members.

5.   Item 2 - Enter the identification number assigned by the Bureau.

6. If a domestic limited liability company is changing to a domestic professional service limited liability company

          a) Article I - The name shall contain the words "Professional Limited Liability Company" or the abbreviation "P.L.L.C.", "P.L.C.", "PLLC", or "PLC".

          b) Article II - State the specific professional service(s) for which the limited liability company is organized.

          c) Members and managers must be licensed to perform at least one of the service(s) for which the limited liability company is organized unless otherwise prohibited by law.

     If the professional limited liability company renders a professional service that is included within the public health code, Act No. 368 of the Public Acts of 1978, being 333.1101 to 333.25211 of the Michigan Compiled Laws, then all members of the limited liability company shall be licensed or legally authorized to render the same professional service.

     To assure the Restated Articles provide members and managers are properly licensed, the following or a similar statement must be included: "All members and managers will be duly licensed or otherwise legally authorized to render one or more of the professional service(s) for which this limited liability company is organized except as otherwise provided in Section 904 of this Act or prohibited".

7. This document is effective on the date endorsed "Filed" by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated.

8. Restated Articles of Organization must be signed by a manager, if managed by one or more managers, a member if management remains in the members, or an authorized agent of the company.

     NONREFUNDABLE FEE: Make remittance payable to the State of Michigan. Include limited liability company name and identification number on check or money order...................................................... $50.00

To submit by mail:                      To submit in person:

   Michigan Department of Labor &       2501 Woodlake Circle
   Economic Growth                      Okemos, MI
   Bureau of Commercial Services        Telephone: (517) 241-6470
   Corporation Division
   7150 Harris Drive                    Fees may be paid by VISA or Mastercard
   P.O. Box 30054                       when delivered in person to our office.
   Lansing, MI 48909

MICH-ELF (Michigan Electronic Filing System):

First Time Users: Call (517) 241-6470, or visit our website at http://www.michigan.gov/corporations
Customer with MICH-ELF Filer Account: Send document to (517) 241-9845.

The Department of Labor & Economic Growth will not discriminate against any individual or group because of race, sex, religion, age, national origin, color, marital status, disability or political beliefs. If you need help with reading, writing, hearing, etc., under the Americans with Disabilities Act, you may make your needs known to this agency.
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                                RIDER TO RESTATED
                            ARTICLES OF ORGANIZATION

                                   ----------

                                TABB REALTY, LLC

                                   ----------

                                   ARTICLE II:
                                    PURPOSE.

     TABB Realty, LLC's (the "COMPANY") business and purpose shall consist solely of the acquisition, ownership, operation and management of certain real property consisting of fourteen (14) facilities which are more particularly described on Exhibit A (the "PROPERTY") and such activities as are necessary, incidental or appropriate in connection therewith, including the Company's guaranty of Plastipak Holdings, Inc.'s ("PLASTIPAK HOLDINGS") 10.75% Senior Notes due 2011 (the "SENIOR NOTES") and its other obligations under the Plastipak Holdings Indenture dated as of August 20, 2001 with Wells Fargo Bank, N.A. as Trustee (successor by consolidation with Wells Fargo Bank Minnesota, National Association) (the "PLASTIPAK INDENTURE"), and any Company "REPLACEMENT GUARANTY - PLASTIPAK" (as defined below).

                                   ARTICLE V:
                               POWERS AND DUTIES.

     Notwithstanding any other provisions of these Articles of Organization or the Operating Agreement and so long as any obligations secured by the Mortgage (as defined below) remain outstanding and not discharged in full, without the consent of all members, including without limitation, TABB Management, Inc., a Michigan corporation (the "MANAGER"), neither the Company, nor the Manager shall have authority to:

     (i) borrow money or incur indebtedness on behalf of the Company other than normal trade accounts payable and lease obligations in the normal course of business, or grant consensual liens on the Company's property; except, for the loan from PNC Bank, National Association ("LENDER") to the Company in the approximate principal amount of $100,000,000 (the "LOAN") and other indebtedness expressly permitted in the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing securing the Loan ("MORTGAGE"), the Note or in the Other Security Documents (as defined in the Mortgage) and to grant a mortgage, lien or liens on the Company's Property and assets to secure such Loan;

     (ii) dissolve, terminate or liquidate the Company, in whole or in part;

     (iii) sell, transfer or otherwise dispose of all or substantially all of the assets of the Company;

     (iv) file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or
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          insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company, or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any action;

     (v) amend, modify or alter Articles II, V, VI, VII, VIII or IX of these Restated Articles of Organization; or

     (vi) merge or consolidate with any other entity.

Notwithstanding the foregoing, the Manager shall have no authority (1) to take any action in items (i) through (vi) above or consent to such action unless such action has been approved by a unanimous vote of Manager's Board of Directors, including each Independent Director, as defined in the Manager's Articles of Incorporation, or (2) to take any action in items (i), (ii), (iii), (v) or (vi) without the written consent of the holder of the Mortgage.

So long as any obligation secured by the Mortgage remains outstanding and not discharged in full, the Company shall have at least one corporate manager which owns at least a 0.50% ownership interest in the Company and which has Articles of Incorporation containing the restrictions and terms set forth in Articles II, VIII, IX and X of the Manager's Articles of Incorporation ("SPECIAL PURPOSE MANAGER"), and the Company shall have no other managers or managing members.

Upon the disassociation or withdrawal of the Special Purpose Manager from the Company or the bankruptcy insolvency or liquidation of the Special Purpose Manager, the Company shall (i) appoint a new Special Purpose Manager, (ii) satisfy the terms and provisions of the Mortgage regarding such change in Manager and (iii) deliver an acceptable non-consolidation opinion to the holder of the Mortgage and to any applicable rating agency concerning, as applicable, the Company, the new Special Purpose Manager, and its owners with exceptions that are substantially similar to those contained in the non-consolidation opinion delivered to the Lender in connection with the closing of the Loan.

                                   ARTICLE VI:
                 TITLE TO COMPANY PROPERTY/ WAIVER OF PARTITION.

     To the fullest extent permitted by law, except as otherwise set forth in the Mortgage, each of the Member and any additional member admitted to the Company hereby irrevocably waives any right or power that such person might have to cause the Company or any of its assets to be


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partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No member shall have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution hereunder. The interest of each Member in the Company is personal property.

                                  ARTICLE VII:
                        SEPARATENESS/OPERATIONS MATTERS.

     The Company has not and shall not: (i) engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto, (including the Company's guaranty of the Senior Notes and its other obligations under the Plastipak Indenture, and any Company Replacement Guaranty - Plastipak (as defined below), except for the Company's past guaranty and other obligations under Plastipak Holdings' Fifth Amended and Restated Credit Agreement with Comerica Bank dated January 28, 2005 (the "PLASTIPAK CREDIT AGREEMENT") all of which have been released and satisfied as of the date of the Loan closing and except for the Company's past intercompany debt obligations to Plastipak Holdings all of which have been satisfied and paid in full as of the date of the Loan closing; (ii) acquire or own any material assets other than (A) the Property, and (B) such incidental personal property as may be necessary for the operation of the Property; (iii) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender's prior written consent; (iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Company's partnership agreement, articles or certificate of incorporation, articles of organization, operating agreement, or similar organizational documents, as the case may be, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of Company to perform its obligations hereunder, under the Note or under the Other Security Documents; (v) own any subsidiary or make any investment in, any person or entity without the prior written consent of Lender; (vi) commingle its assets with the assets of any of its general partners, partners, managing members, shareholders, affiliates, principals or of any other person or entity; (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, excepting (A) trade payables incurred by Company in the ordinary course of its business of owning and operating the Property, which must be paid when due and which shall not exceed in the aggregate the amount permitted in the Mortgage (B) Company's guaranty of Plastipak Holdings' Senior Notes, (C) the Company's guaranty of any unsecured senior notes issued by Plastipak Holdings to refinance or replace the Senior Notes so long as (1) such unsecured notes do not exceed an aggregate principal amount of $500 million and are issued on substantially similar terms as the Senior Notes, (2) the Plastipak Senior Notes are repaid in


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full, (3) the Company's guarantee of the Senior Notes is terminated, and (4) the
Company delivers to the Lender all documentation of the foregoing ten (10) days prior to the issuance of such refinanced/replacement Senior Notes (the "REPLACEMENT GUARANTY - PLASTIPAK"), and (D) the Company's past obligations under the Plastipak Credit Agreement all of which have been released and satisfied as of the date of the Loan closing and the Company's past intercompany debt obligations to Plastipak Holdings all of which have been satisfied and paid in full as of the date of the Loan closing; (viii) fail to maintain its records, books of account and bank accounts separate and apart from those of the general partners, managing members, partners, shareholders, principals and affiliates of Company, the affiliates of a general partner, partner or managing member of Company, and any other person or entity; (ix) enter into any contract or agreement with any general partner, managing member, partner, shareholder, principal or affiliate of Company, any guarantor or any indemnitor, or any general partner, managing member, shareholder, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, managing member, partner, shareholder, principal or affiliate of Company, any guarantor or any indemnitor, or any general partner, managing member, shareholder, principal or affiliate thereof;
(x) seek the dissolution or winding up in whole, or in part, of Company; (xi) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any general partner, managing member, partner, shareholder, principal or affiliate of Company, or any general partner, managing member, partner, shareholder, principal or affiliate thereof or any other person or entity; (xii) hold itself out to be responsible for the debts of another person or entity, except for (A) the Company's guaranty of Plastipak Holdings' Senior Notes, (B) the Replacement Guaranty - Plastipak and (C) the Company's past obligations under the Plastipak Credit Agreement which Plastipak Credit Agreement obligations have been released and satisfied as of the date of the Loan closing; (xiii) make any loans to any third party; (xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that Company is responsible for the debts of any third party (including any general partner, managing member, partner, shareholder, principal or affiliate of Company, or any general partner, managing member, partner, shareholder, principal or affiliate thereof); (xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (xvi) fail to preserve and keep in full force and effect its existence, good standing and qualification to do business in the states in which the Property is located;
(xvii) fail to obtain and maintain in full force and effect, and abide by and satisfy the material terms and conditions of, all material permits, licenses, registrations and other authorizations with or granted by any governmental authorities that may be required from time to time with respect to the performance of its obligations under the Mortgage; (xviii) fail to hold regular meetings, as appropriate, to conduct the business of the Company, or fail to observe all customary organizational and operational formalities; (xix) fail to prepare its own separate tax returns and financial statements, except that the Company's past and future financial position, assets, liabilities, net worth and operating results were and will continue to be included in Plastipak Holdings' consolidated financial statements provided that all such consolidated financial statements prepared after the date hereof shall contain an


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appropriate notation to indicate the separateness of the Company from such affiliates and indicate that the Company's assets and credit are not available to satisfy the debts and obligations of such affiliates other than the Company's guaranty of Plastipak Holdings' Senior Notes and any Company Replacement Guaranty - Plastipak; (xx) fail to use separate stationery, invoices and checks;
(xxi) assume, guarantee or pay the debts or obligations of any other person or entity, (A) the Company's guaranty of Plastipak Holdings' Senior Notes and the Company's guaranty of any unsecured senior notes that are issued by Plastipak Holdings on substantially similar terms to replace or refinance the Senior Notes in the principal amount of up to $500 million, (B) the Company's past obligations under the Plastipak Credit Agreement all of which have been released and satisfied as of the date of the Loan closing, and (C) the Company's past intercompany debt obligations to Plastipak Holdings all of which have been satisfied and paid in full as of the date of the Loan closing; (xxii) fail to pay its own liabilities and expenses only out of its own funds, including without limitation paying salaries of its own employees from its own funds; (xxiii) fail to maintain sufficient number of employees in light of its contemplated business operations; (xxiv) acquire the obligations or securities of its affiliates or owners, including partners, members or shareholders, as appropriate; (xxv) pledge its assets for the benefit of any other person or entity other than the holder of the Mortgage, except for the past mortgages on the property and related security instruments that the Company granted in favor of Comerica Bank, as Agent, under the Plastipak Credit Agreement all of which have been satisfied, released and discharged as of the date of the Loan closing; or (xxvi) fail to correct any known misunderstanding regarding its separate identity.

                                  ARTICLE VIII:
            EFFECT OF BANKRUPTCY, DEATH OR INCOMPETENCY OF A MEMBER.

     The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such member shall have all the rights of such member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any membership interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent member.

                                   ARTICLE IX:
                 TRANSFER OF OWNERSHIP INTEREST IN THE COMPANY.

     No transfer of any direct or indirect ownership interest in the Company such that the transferee owns more than a 49% interest in the Company (or such other interest as specified in the Mortgage or by a rating agency) may be made unless such transfer is conditioned, among other things, those items set forth in the Mortgage and upon the delivery of an acceptable non-


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consolidation opinion to the holder of the Mortgage and to any applicable rating agency concerning, as applicable, the Company, the new transferee and/or their respective owners, with exceptions that are substantially similar to those contained in the non-consolidation opinion delivered to the Lender in connection with the closing of the Loan.


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
                                    EXHIBIT A

                              PROPERTY DESCRIPTION

7150 Jefferson Metro Parkway, McCalla, Alabama
4211 Amberjack Blvd., Plant City, Florida
4101 Pardue Road, Pineville, Louisiana
3310 W. Springfield, Champaign, Illinois
108 Industrial Drive, East Longmeadow, Massachusetts
500 N. Dunham Street, Dundee, Michigan
41605 Ann Arbor Road, Plymouth, Michigan
1351 Hix Road, Westland, Michigan
18015 State Route #65, Jackson Center, Ohio
300 Washington Street, Jackson Center, Ohio
435 Rousch Road, Lima, Ohio
850 W. Smith Road, Medina, Ohio
3201 Miller Park, Garland, Texas
222 Kerry Street, Highland Texas


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